Exhibit 10.6

MASTER SERVICES AGREEMENT

This Master Services Agreement (the “Agreement”), dated as of July 8, 2024 (the “Effective Date”), is made and entered into by and between MannKind Corporation having its offices at 1 Casper St, Danbury, Connecticut 06810 (“MANNKIND”) and Pulmatrix, Inc., a Delaware corporation having an address at 945 Concord Street, Framingham MA 01701 (“PULMATRIX”). PULMATRIX and MANNKIND may be referred to herein individually as a “Party” or collectively as the “Parties.”

PULMATRIX owns, manufactures, develops, or has rights to certain pharmaceutical or biotechnology products. MANNKIND employs personnel with certain expertise and experience regarding pharmaceutical formulation. PULMATRIX desires to retain the services of MANNKIND to perform certain formulation development, process development and/or analytical method development activities for advancement of PULMATRIX’s products.

For good and valuable consideration contained herein, the exchange, receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1. Definitions.

1.1 “Active Material” shall mean the active pharmaceutical ingredient that PULMATRIX provides to MANNKIND for performance of the Services.

1.2 “Bulk Drug Product” shall mean any formulations, either in a bulk state or as finished dosage forms, developed by MANNKIND for PULMATRIX as part of the rendered services.

1.3 “Raw Material” shall mean any material, other than the Active Material or Bulk Drug Product, used by MANNKIND for provision of the services.

1.4 “Affiliate” shall mean any individual, corporation, limited liability company, partnership, joint venture, association or other legal entity (“Person”) who, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with any other Person. “Control” means (a) the direct or indirect legal or beneficial ownership of more than twenty percent (20%) of (i) the ownership interests in a Person or (ii) the outstanding voting rights in a Person, or (b) the power to otherwise direct the business activities of a Person.

1.5 “Applicable Laws” shall mean all treaties, laws, statutes, rules, regulations, guidance, judicial opinions or administrative findings or orders applicable to the Services.

1.6 “Claim or Proceeding” shall mean any third-party claim, action, suit, proceeding or arbitration, including any governmental authority action or investigation.

1.7 “Deliverable” shall mean the tangible deliverables specified in a Scope of Work.

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1.8 “Intellectual Property Rights” means any and all rights, title and interest (including a composition of matter, formula, process, method of use, invention, improvement, business name, domain name or database right to the extent any of the foregoing is protected in a utility model, trademark, trade name, service mark, service name, copyright, registered design, design right, patent, patent registration, know-how, trade secret, rights in or to confidential information (including Confidential Information as defined in Section 7.1) and any other proprietary right of any nature whatsoever arising or enforceable under any United States federal or state law, rule or regulation, non-United States law, rule or regulation or international treaty throughout the world (whether registered or unregistered and including all applications and rights to apply for the same) in any technology, system, invention medium or content and documentation.

1.9 “Losses” shall mean any and all losses, fines, fees, settlements, payments, obligations, penalties, deficiencies, liabilities, damages, and all related costs and expenses (including reasonable attorneys’ fees and disbursements and costs of investigation, litigation, settlement, judgment, interest and penalties).

1.10 “Material” shall mean any or all of the Active Material, Raw Material and/or Bulk Drug Product.

1.11 “Inventions” means any and all discoveries, concepts, ideas, products, Technical Information, developments, specifications, methods, drawings, designs, flow charts, diagrams, models, formulae, procedures, processes, schematics, specifications, algorithms, apparatus, inventions, ideas, know how, materials, techniques, methodologies, modifications, improvements, works of authorship and data (whether or not protectable under patent, copyright, trade secrecy or similar laws and whether or not reduced to practice), know-how, materials, methods, models, procedures, processes, schematics, specifications, techniques, tools, and any other forms of technology.

1.12 “Project Technology” means all Inventions that are conceived, created, discovered, developed, generated, made or reduced to practice or tangible medium of expression during the performance of this Agreement, whether solely by one or more employees or consultants of PULMATRIX, solely by one or more employees or consultants of MANNKIND, or jointly by one or more employees or consultants of PULMATRIX and one or more employees or consultants of MANNKIND, in each case relating to the Services, together with all Intellectual Property Rights in or to such Inventions.

1.13 “iSPERSE” shall mean the collective application of PULMATRIX’s dry powder technology platform which includes processes, materials and equipment and affiliated patents, knowhow and trade secrets.

1.14 “Services” shall mean activities to develop a dry powder formulation of the Active Material for oral inhalation using the iSPERSE engineered particle technology platform, including but not limited to a description of the specific services to be provided, Deliverables, and target completion dates as outlined in one or more “Scopes of Work”, a sample of which is attached hereto as Exhibit A.

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2. Services.

2.1 Services to be Provided. MANNKIND hereby agrees to use commercially reasonable efforts to allocate up to four full-time equivalent employees to perform Services for PULMATRIX from time to time as detailed in uniquely numbered Scopes of Work. MANNKIND shall perform the Services in a timely, professional, and workmanlike manner using personnel of required skill, experience, and qualifications, and in compliance with (i) the terms and conditions of this Agreement, (ii) generally recognized industry standards, and (iii) all Applicable Laws.

2.2 Forms and Inconsistencies. Any term or condition of any correspondence between the Parties that is different from, inconsistent with or contrary to the terms and conditions of this Agreement shall be void. All Scopes of Work shall be deemed to incorporate and be subject to the terms and conditions of this Agreement.

2.3 Subcontractors. MANNKIND may subcontract Services only with PULMATRIX’s prior written consent. Any agreement entered into by MANNKIND with a third-party subcontractor shall, at a minimum, provide for ownership and allocation of intellectual property rights and for obligations of confidentiality of information, record-keeping, access, and rights to data that are consistent with the intent and are as restrictive as the terms of this Agreement. MANNKIND shall remain fully responsible for the performance of any of its obligations hereunder that it delegates to a subcontractor as if it had performed such obligations itself.

3. Materials and Data.

3.1 Safety Information. PULMATRIX shall provide certain Materials to MANNKIND as are necessary for the performance of the Services at PULMATRIX’s cost. MANNKIND shall use the Materials solely for the purpose of performing the Services. MANNKIND shall not supply the Materials, or any portion thereof, to any third party unless directed to do so by PULMATRIX in writing. PULMATRIX will provide a Safety and Data Sheet (“SDS”) with all Materials provided to MANNKIND in a form agreed to by the Parties, which shall include appropriate storage and handling conditions for each Active Material, and any other compliance statements agreed to by the Parties. New SDS information will be shared promptly by PULMATRIX if it is known by PULMATRIX to have a material impact on the production process and employee safety at MANNKIND.

3.2 Active and Raw Materials. MANNKIND and PULMATRIX shall mutually determine the amounts of Materials that MANNKIND will need to make the Deliverables, which amounts shall be approved by PULMATRIX prior to MANNKIND beginning work on the Services. The Parties shall mutually agree in writing in a Scope of Work which Materials will be supplied by each respective Party.

3.3 Excess Material. At the conclusion of the term of this Agreement, MANNKIND may provide notice to PULMATRIX of any excess Material (the “Excess Material”) requiring disposal. If PULMATRIX does not respond to MANNKIND stating that it agrees to accept receipt of or otherwise dispose of the Excess Material within sixty (60) days of receipt of such notice, then MANNKIND shall again provide notice to PULMATRIX providing an additional thirty (30) days’ notice. If PULMATRIX does not respond to MANNKIND stating that it agrees to accept receipt of or otherwise dispose of the Excess Material within such thirty (30) day notice period MANNKIND may dispose of the Excess Material without any further liability or obligation to PULMATRIX. The Party ultimately responsible for the disposal of the Excess Materials shall handle, store and dispose of such Excess Materials in compliance with all Applicable Laws.

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3.4 Data. MANNKIND shall keep complete, accurate and authentic accounts, notes, data and records of the work performed under this Agreement adequate to comply with all Applicable Laws. MANNKIND shall maintain complete and adequate records pertaining to the methods and facilities used by it for the provision of Services. MANNKIND shall promptly disclose in writing to PULMATRIX any Project Technology developed by MANNKIND during the course of this Agreement. At the completion of the Services by MANNKIND (or termination of the Services by either Party), all raw data relating to the Services, including paper data, computer tapes and other materials as appropriate, will, at PULMATRIX’s option, be transferred to PULMATRIX or retained in the archive of MANNKIND subject to a reasonable annual fee.

4. Deliverables.

4.1 Regarding the Deliverables. MANNKIND represents and warrants to PULMATRIX that, as of the date of delivery to PULMATRIX, each Deliverable furnished by MANNKIND to PULMATRIX has been manufactured or, otherwise, prepared (as applicable) in conformity with this Agreement and in accordance with Applicable Laws.

5. Compensation.

5.1 Payment Terms.

(a) Compensation for Services. The Parties shall specify the compensation for the Services in a Scope of Work.

(b) Timing. MANNKIND will invoice PULMATRIX monthly.

(c) Invoices. Electronic submission is the preferred method. Invoices must be sent to finance@pulmatrix.com.

(d) Payment. Undisputed payments are due within thirty (30) days of receipt of MANNKIND’s invoice. Unless agreed to by the Parties in writing, all payments to MANNKIND under this Agreement shall be made as set forth in the applicable invoice.

If PULMATRIX elects to submit payment via wire transfer or other electronic means, PULMATRIX will be solely responsible for all additional reasonable costs incurred in connection with such electronic payment transmission.

(e) Setoff Permitted. Notwithstanding anything to the contrary in this Agreement, and without prejudice to any other right or remedy it has or may have, PULMATRIX may set off or recoup any liability it owes to MANNKIND against any liability for which MANNKIND is liable to PULMATRIX or its Affiliates, whether either liability is matured or unmatured, is liquidated or unliquidated, or arises under this Agreement. Notwithstanding anything to the contrary in this Agreement, and without prejudice to any other right or remedy it has or may have, MANNKIND may set off or recoup any liability it owes to PULMATRIX against any liability for which PULMATRIX is liable to MANNKIND or its Affiliates, whether either liability is matured or unmatured, is liquidated or unliquidated, or arises under this Agreement.

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5.2 Payment after Termination. Upon termination of this Agreement pursuant to Section 14, PULMATRIX shall pay MANNKIND all fees for all Services performed through to the termination date. In addition, PULMATRIX shall reimburse MANNKIND for all reasonably incurred future obligations to third parties that cannot be reasonably avoided or mitigated and that were approved by PULMATRIX in writing and in advance.

6. Ownership of Intellectual Property.

6.1 This Agreement shall not change, modify or otherwise affect any rights to any Confidential Information, inventions, patents, patent applications or other Intellectual Property Rights owned or developed by either Party before the Effective Date (“Background IP”). This Agreement shall not confer on either Party any rights in and/or to any Background IP of the other Party. Unless otherwise expressly set forth in this Agreement, this Agreement shall not be construed as conveying any rights to a Party’s Intellectual Property Rights.

6.2 The following provisions shall apply to intellectual property developed under this Agreement:

(a) PULMATRIX shall have sole ownership of all rights, title and interest in any inventions that claim or cover PULMATRIX’s Background IP, Active Material, Bulk Drug Product or any improvements thereto and that do not claim or cover MANNKIND’s Background IP (the “PULMATRIX Inventions”). MANNKIND shall assign any and all rights, title and interest in such PULMATRIX Inventions to PULMATRIX.

(b) MANNKIND shall have sole ownership of all rights, title and interest in any inventions that claim or cover MANNKIND’s Background IP and that do not claim or cover PULMATRIX’s Background IP, Active Material, Bulk Drug Product or any improvement thereto (the “MANNKIND Inventions”). PULMATRIX shall assign any and all rights, title and interest in such MANNKIND Inventions to MANNKIND.

6.3 PULMATRIX acknowledges that it shall be solely and fully responsible for doing any and all freedom to operate assessments regarding possible infringement of third party Intellectual Property Rights for any and all products and processes for any Deliverables which it makes, has made, uses, sells, offers for sale or imports.

7. Confidentiality.

7.1 “Confidential Information” means all confidential or proprietary information disclosed or made available by either Party to the other Party, including information about its business affairs, goods and services, forecasts, Background IP, trade secrets, third-party confidential information, and other sensitive or proprietary information, as well as the terms of this Agreement, whether orally or in written, electronic, or other form or media, and whether or not marked, designated, or otherwise identified as “confidential.” The chemical structure of any Active Material and Bulk Drug Product shall also be considered Confidential Information of PULMATRIX.

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7.2 Use of Confidential Information. Each Party shall use the other’s Confidential Information solely for the purposes contemplated by this Agreement and for no other purpose without the prior written consent of the other Party. Neither Party shall publish, disseminate or otherwise disclose Confidential Information of the other to any third party without first obtaining the written consent of such other Party. Each Party shall restrict the dissemination of the other’s Confidential Information to only those directors, officers, employees, agents, representatives and advisors (collectively, “Agents”) and to those subcontractors approved in writing in accordance with this Agreement who have a need to know. Each Party shall ensure that all of its Agents and subcontractors are bound by confidentiality obligations no less stringent than those stated herein. The receiving Party shall be liable for any failure of any of its Agents to (a) maintain the confidentiality of the disclosing Party’s Confidential Information, or (b) otherwise comply with the terms of this Section 7 to the same extent as the receiving Party is obligated to do so.

7.3 Exceptions to Confidential Information. The above provisions of confidentiality shall not apply to that part of the disclosing Party’s Confidential Information that the receiving Party is able to demonstrate by documentary evidence:

(a)	was in the receiving Party’s possession prior to receipt from the disclosing Party;

(b)	was in the public domain at the time of receipt from the disclosing Party;

(c)	subsequently becomes a part of the public domain through no fault of the receiving Party or its Agents;

(d)	is lawfully received by the receiving Party from a third party who is not and was not prohibited from disclosing such Confidential Information; and/or

(e)	is independently developed by or for the receiving Party without reference to or use of the disclosing Party’s Confidential Information.

Notwithstanding the fact that individual components of information are in the public domain, but a particular compilation or integration of such components is not in the public domain, the fact that such individual components are in the public domain does not relieve the receiving Party of its obligations of confidentiality under this Section 7 with regard to the compilation or integration of such components.

The above provisions of confidentiality (including the obligations of non-disclosure and non-use) shall not apply to any Confidential Information solely to the extent that such Confidential Information is (a) disclosed to legal counsel solely for the purpose of seeking legal advice and provided it is not further used or disclosed; and/or (b) disclosed or used to prove compliance with this Agreement in a legal action between the Parties provided that adequate protections are sought to prevent further use or disclosure.

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7.4 Disclosure Required by Law. The Parties’ non-disclosure obligations pursuant to this Agreement shall not apply to Confidential Information that a receiving Party is required to disclose pursuant to any Applicable Law, subpoena, judicial action, order of the court or other governmental agency; provided, however, that the receiving Party shall make all reasonable efforts to notify the disclosing Party prior to the disclosure of Confidential Information and cooperate with and allow the disclosing Party the opportunity to contest and avoid such disclosure at its own cost and expense, and further provided that the receiving Party shall disclose only that portion of such Confidential Information that it is legally required to disclose.

7.5 Disclosure Required by Business Need. A Party may disclose the text and terms of this Agreement if required in regulatory filings, or in confidential disclosures to investors, partners, potential investors, potential partners and its auditors and attorneys so long as such persons are bound to confidentiality obligations with respect to such text and terms substantially similar to those contained herein.

7.6 Return of Confidential Information. Upon termination or expiration of this Agreement or at the disclosing Party’s earlier written request, the receiving Party shall return, and shall cause its Agents to return, all documentary, electronic or other tangible forms of Confidential Information (that are still subject to confidentiality obligations hereunder) of the disclosing Party, including any and all extracts, summaries or abstracts thereof, and any and all copies of any of the foregoing, or, at the disclosing Party’s request, destroy all or such parts of the disclosing Party’s Confidential Information as the disclosing Party shall direct. Notwithstanding the foregoing, the receiving Party may retain copies of the disclosing Party’s Confidential Information as is reasonably necessary for regulatory purposes or electronic files containing Confidential Information that are made in the ordinary course of its business information back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information, subject to the ongoing obligation to maintain the confidentiality of such information.

7.7 Remedy. Each Party agrees that its obligations hereunder are necessary and reasonable in order to protect the other Party and the other Party’s business, and expressly agrees that monetary damages would be inadequate to compensate the other Party for any breach of the terms of this Agreement. Accordingly, each Party agrees and acknowledges that any such violation or threatened violation will cause irreparable injury to the other Party, and that, in addition to any other remedies that may be available, the other Party shall be entitled to seek injunctive relief against the threatened breach of this Agreement or the continuation of any such breach, without the necessity of proving actual damages.

7.8 Term of Non-Disclosure. All obligations of confidentiality under this Section 7 will terminate ten (10) years after the expiration or termination of this Agreement; provided however that the obligations of confidentiality for Confidential Information that is a trade secret will survive indefinitely until such trade secret information no longer qualifies as a trade secret.

7.9 Publication. Except as otherwise provided in this Section 7, MANNKIND shall not publish any articles or make any presentations relating to the Services provided to PULMATRIX under this Agreement, or referring to Materials, PULMATRIX’s Confidential Information, Project Technology or any data, information or materials generated as part of the Services (excluding MANNKIND’s Confidential Information, MANNKIND’S Background IP and MANNKIND Inventions), in whole or in part, without the prior written consent of PULMATRIX. Notwithstanding the forgoing, PULMATRIX shall be permitted to publicly disclose that it has entered into a collaboration with MANNKIND in a press release or other public statement and the general nature of the collaboration, provided, however, that any such disclosure does not include any financial terms or Confidential Information of MANNKIND.

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8. Indemnification.

8.1 Indemnification of PULMATRIX. MANNKIND shall indemnify, defend and hold PULMATRIX, its Affiliates and their respective officers, directors, employees and agents (each, a “PULMATRIX Indemnified Party”) harmless from and against any and all Losses suffered, incurred or sustained by any PULMATRIX Indemnified Party, by reason of any Claim or Proceeding to the extent arising out of or resulting from MANNKIND’S: (i) breach of this Agreement; (ii) negligence or willful misconduct in connection with this Agreement; or (iii) failure to meet specifications with regard to any Deliverable; provided however, that MANNKIND shall have no obligation of indemnity hereunder with respect to any Losses to the extent caused by the negligence or willful misconduct on the part of PULMATRIX.

8.2 Indemnification of MANNKIND.

(a) PULMATRIX shall indemnify, defend and hold MANNKIND, its Affiliates and their respective officers, directors, employees and agents (each, a “MANNKIND Indemnified Party”) harmless from and against any and all Losses suffered, incurred or sustained by any MANNKIND Indemnified Party, by reason of any Claim or Proceeding to the extent arising out of or resulting from PULMATRIX’s (i) breach of this Agreement; or (ii) negligence or willful misconduct in connection with this Agreement; or (iii) resulting from death or bodily injury directly caused by the Bulk Drug Product used in accordance with this Agreement and the SDS; provided however, that PULMATRIX shall have no obligation of indemnity hereunder with respect to any Losses to the extent caused by the negligence or willful misconduct on the part of MANNKIND.

(b) PULMATRIX shall also defend, indemnify, and hold harmless MANNKIND, its Affiliates and their respective officers, directors, employees and agents from and against any and all Losses arising out of or resulting from a Claim or Proceeding alleging that a Deliverable, or any part thereof, infringes, misappropriates, or otherwise violates a patent, copyright, trade secret, trademark or other Intellectual Property Right of any third party, except and to the extent that the inclusion of the third party’s Intellectual Property Right in a Deliverable was the result of (i) MANNKIND’s action in violation of the provisions of this Agreement, (ii) MANNKIND’s negligence or willful misconduct, (iii) MANNKIND’s Background IP, or (iv) any products, materials, process, or equipment supplied or used by MANNKIND or an authorized subcontract.

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8.3 Indemnification Procedures. In the event that any Claim or Proceeding is asserted or imposed against any Party, and such Claim or Proceeding involves a matter which is subject to a claim for indemnification under this Section 8, then such Party (an “Indemnified Party”) shall promptly give written notice to the other Party (the “Indemnifying Party”) of such Claim or Proceeding. The Indemnifying Party shall assume, at its cost and expense, the defense of such Claim or Proceeding through its legal counsel selected and reasonably acceptable to the Indemnified Party, except that the Indemnified Party may, at its option and expense, select and be represented by separate counsel. The Indemnifying Party shall have control over the Claim or Proceeding, including the right to settle; provided, however, that the Indemnifying Party shall not, absent the prior written consent of the Indemnified Party, consent to the entry of any judgment or enter into any settlement that (1) provides for any relief other than the payment of monetary damages for which the Indemnifying Party shall be solely liable and (2) where the claimant or plaintiff does not release the Indemnified Party, its Affiliates and their respective directors, officers, employees, agents and representatives, as the case may be, from all liability in respect thereof. In no event shall the Indemnified Party be liable for any claims that are compromised or settled in violation of this Section 8.

9. Compliance with Laws.

9.1 Each Party shall comply with all Applicable Laws, rules, regulations, codes, and standards of all federal, state, local and municipal government agencies that affect their respective performance and activities under this Agreement.

9.2 MANNKIND represents, warrants, and certifies that neither it nor any of its officers, directors, owners, principals or employees has been debarred under Section 306 of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §335a(a) or (b), or similar local law. MANNKIND shall not use in any capacity the services of any individual, corporation, partnership, or association which has been debarred. In the event that any such party becomes debarred, MANNKIND shall notify PULMATRIX in writing immediately.

9.3 Except to the extent resulting from any breach of this Agreement by MANNKIND, it is PULMATRIX’s responsibility to ensure that any pharmaceutical product that PULMATRIX distributes based on or resulting from the Services will take the form described in any documents used for all governmental approvals and will comply with all governmental applications, submissions, and approvals filed by PULMATRIX, or given to PULMATRIX, by any regulatory agency in any other jurisdiction.

10. Independent Contractor. The relationship of MANNKIND to PULMATRIX in the performance of this Agreement shall be that of independent contractor. Nothing in this Agreement creates any agency, joint venture, partnership, or other form of joint enterprise, employment or fiduciary relationship between the Parties. Neither Party has any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement, or undertaking with any third party.

11. Term and Termination.

11.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue for a term of twelve months, unless extended by the Parties’ mutual written agreement, including a Scope of Work.

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11.2 Termination by PULMATRIX. This Agreement may be terminated without cause by PULMATRIX on thirty (30) days’ prior written notice to MANNKIND.

11.3 Termination for Breach. Either Party may terminate this Agreement for material breach upon thirty (30) days’ written notice specifying the nature of the breach if such breach is not cured within the 30-day notice period. During such 30-day cure period, each Party will continue to perform its obligations under this Agreement. In the event of termination by PULMATRIX for breach by MANNKIND, PULMATRIX shall not be required to pay MANNKIND for any fees directly relating to the breach. In the event of a breach by MANNKIND, at PULMATRIX’s option, MANNKIND shall either re-perform the Services related directly to the breach or refund to PULMATRIX any fees paid by PULMATRIX which relate directly to the breach.

11.4 Survival of Obligations Following Termination. The termination of this Agreement for any reason shall not relieve either Party of its obligation to the other for those obligations set forth in Sections 6 (Ownership of Intellectual Property), 7 (Confidentiality), 8 (Indemnification) and 16 (Miscellaneous).

12. Risk of Loss.

12.1 Risk of Loss. MANNKIND shall be responsible for risk of loss (including damage, theft, or other loss) of PULMATRIX’s Materials or property that are stored on MANNKIND’s premises.

13. Miscellaneous.

13.1 Assignment; No Third Party Beneficiaries. This Agreement may not be assigned by either Party without the prior written consent of the other Party; provided, however, that without the prior consent of the other Party, a Party may assign this Agreement hereunder to (a) a successor-in-interest by reason of any merger, acquisition, partnership, or license agreement, or (b) a purchaser of all or substantially all of a Party’s assets to which this Agreement relates. Nothing in this Agreement express or implied, is intended to confer on any person or entity other than the Parties hereto or their respective successors and permitted assigns, any benefits, rights or remedies.

13.2 Waiver of Default. A waiver by either Party of any violation of or default in any provision of this Agreement shall not constitute a waiver of (i) any subsequent violation of or default in the same provision, or (ii) any violation of or default in any other provision of this Agreement.

13.3 Void and Severable Provisions. If any arbitrator or court of competent jurisdiction determines that any provision of this Agreement is void, the remainder of this Agreement shall continue to be binding on and inure to the benefit of both Parties.

13.4 Notices. Any notice shall be in writing and deemed sufficiently given when received by the party notified at the address given below, or when mailed, if mailed by registered or certified mail, return receipt requested, and postage paid.

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To PULMATRIX:

Pulmatrix, Inc.

945 Concord Street

Framingham MA 01701

ATTN: Ted Raad

traad@pulmatrix.com

To MANNKIND:

MannKind Corporation

1 Casper St.

Danbury, Connecticut 06810

ATTN: General Counsel

WITH COPIES VIA EMAIL TO:

traad@pulmatrix.com;

mcastagna@mannkindcorp.com;

legal@mannkindcorp.com

13.5 Entire Agreement. This Agreement, including all Scopes of Work, supersedes any previous agreement or arrangement between the Parties in relation to the Services and represents the entire agreement between the Parties with respect to the subject matter hereof, and it may not be varied except as provided by an instrument in writing by persons legally authorized by each of the Parties.

13.6 Dispute Resolution. Any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination, or invalidity hereof (each, a “Dispute”), shall be submitted for negotiation and resolution to the Chief Financial Officer of PULMATRIX (or to such other person of equivalent or superior position designated by PULMATRIX in a written notice to MANNKIND) and the Chief Financial Officer of MANNKIND (or to such other person of equivalent or superior position designated by MANNKIND in a written notice to PULMATRIX), by delivery of written notice (each, a “Dispute Notice”) from either Party to the other Party. Such persons shall negotiate in good faith to resolve the Dispute. If the Parties cannot resolve the Dispute within thirty (30) days after delivery of the applicable Dispute Notice, either Party may file suit in a court of competent jurisdiction in accordance with the provisions of Section 16.11.

13.7 Force Majeure. Neither Party shall be liable for delays in performance or nonperformance in whole or in part, and neither Party shall be deemed to be in breach of its obligations, if such failure or delay is due to any causes that are beyond its reasonable control and not due to its acts or omissions, such as acts of God; flood; volcanic eruption; epidemic; fire; war; terrorism; strike; industrial dispute; equipment or machinery breakdown; unavailable or nonconforming vendor-supplied raw materials; embargo; acts of government or other similar causes. In such event, the Party delayed shall promptly give notice to the other Party. The Party affected by the other’s delay may elect to suspend performance and extend the time for performance for the duration of the event or to cancel or terminate all or any part of the unperformed part of this Agreement without penalty.

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13.8 Governing Law. This Agreement, including any exhibits, schedules, attachments, and appendices attached to this Agreement and thereto, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the Commonwealth of Massachusetts. The Parties acknowledge and agree that the United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement.

13.9 Amendments. No amendment, change or modification to this Agreement shall be effective unless in writing and executed by MANNKIND and PULMATRIX.

13.10 Jurisdiction. Each Party irrevocably and unconditionally agrees that it will not commence any action, litigation, or proceeding of any kind whatsoever against the other Party in any way arising from or relating to this Agreement, including any exhibits, schedules, attachments, and appendices attached to this Agreement and thereto, and all contemplated transactions, including contract, equity, tort, fraud, and statutory claims, in any forum other than the courts of the Commonwealth of Massachusetts, and any appellate court from any thereof. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees to bring any such action, litigation, or proceeding only in the courts of the Commonwealth of Massachusetts. Each Party agrees that a final judgment in any such action, litigation, or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

13.11 Further Assurances.

(a) Each Party shall cooperate fully with the other Party and to execute such further instruments, documents and agreements, and to give further written assurances as may reasonably be requested by the other Party to evidence and reflect the transactions described herein, and to carry into effect the intents and purposes of this Agreement.

(b) MANNKIND shall execute, acknowledge and deliver all documents, including all instruments of assignment, patent and copyright applications and supporting documents, and to perform all acts, that PULMATRIX may reasonably request to perfect, secure, defend and maintain its Intellectual Property Rights to the Deliverables and to carry out the intent of this Agreement. MANNKIND shall assist PULMATRIX, at PULMATRIX’s expense, to obtain for PULMATRIX, in any and all countries, patents, trademarks, copyrights or other legal protection for all Intellectual Property Rights in the Deliverables provided hereunder. PULMATRIX shall reimburse MANNKIND for its reasonable fees, costs and expenses incurred in the foregoing.

13.12 Rules of Construction. References in this Agreement to “Sections” refer to Sections of this Agreement, unless the context expressly indicates otherwise. References to “provisions” of this Agreement refer to the terms, conditions, restrictions and promises contained in this Agreement. References in this Agreement to laws and regulations refer to such laws and regulations as in effect on this date and to the corresponding provisions, if any, of any successor law or regulation. At each place in this Agreement where the context so requires, the masculine, feminine or neuter gender includes the others and the singular or plural number includes the other. Forms of the verb “including” mean “including without limitation.” The introductory headings at the beginning of Sections of this Agreement (other than definitions) are solely for the convenience of the Parties and do not affect any provision of this Agreement.

13.13 Third Party Rights: Except as specifically provided in this Agreement, no person who is not a party to this Agreement has any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

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IN WITNESS WHEREOF the Parties have signed their names as of the Effective Date.

MANNKIND CORPORATION		PULMATRIX, INC.

By:	/s/ Michael Castagna	By:	/s/ Teofilo Raad
Name:	Michael Castagna	Name:	Teofilo Raad
Title:	Chief Executive Officer	Title:	Chief Executive Officer

Master Services Agreement Page 13

Exhibit A

Scope of Work

THIS SCOPE OF WORK NO. ___(the “SOP”) is made and entered into by and between MannKind Corporation having its offices at 1 Casper St, Danbury, Connecticut 06810 (“MANNKIND”) and Pulmatrix, Inc., a Delaware corporation, having an address at 945 Concord Street, Framingham MA 01701 (“PULMATRIX”) and upon execution shall be incorporated into the Master Services Agreement between MANNKIND and PULMATRIX dated March 1, 2024 (the “Agreement”).

PULMATRIX hereby engages MANNKIND to provide Services as follows:

1. Services. [Insert detailed description of specific Services, milestones, Deliverables, and target completion dates.]

2. Compensation and Expenses. [Insert if applicable.]

3. Project Contacts (MANNKIND and PULMATRIX): [Insert contact details.]

4. Term. This SOP shall commence on the date last signed below and, unless earlier terminated in accordance with the Agreement, shall expire upon completion of the Services and obligations hereunder.

5. Except as modified by this SOP, all other terms and conditions of the Agreement shall remain in effect.

AGREED TO AND ACCEPTED BY:

MANNKIND CORPORATION		PULMATRIX, INC.

By:	/s/ Michael Castagna	By:	/s/ Teofilo Raad
Name:	Michael Castagna	Name:	Teofilo Raad
Title:	Chief Executive Officer	Title:	Chief Executive Officer
Date:		Date:

Master Services Agreement Page 14